                                                                       EXHIBIT 2

                                 NORTH AMERICAN PALLADIUM LTD.
                                  CONSOLIDATED BALANCE SHEETS
                           (Canadian funds in thousands of dollars)
                                          (Unaudited)

                                                                   MARCH 31       DECEMBER 31
                                                                     2004             2003
                                                               ---------------  ---------------
                                 ASSETS
CURRENT ASSETS
Cash and cash equivalents                                      $       13,075   $       11,950
Short-term investments                                                  1,820            1,813
Concentrate awaiting settlement, net - Note 3                         100,600           94,610
Inventories                                                             9,812            9,141
Crushed and broken ore stockpiles - Note 4                              5,902            6,251
Future tax asset                                                            8               84
Accounts receivable and other assets - Note 6(d)                        1,573            1,387
                                                               ---------------  ---------------
                                                                      132,790          125,236

Mining interests, net                                                 241,134          247,116
Mine closure deposit - Note 5                                           5,033            4,733
Deferred financing costs                                                1,092            1,290
Crushed and broken ore stockpiles - Note 4                              5,744            5,983
Future tax asset                                                        6,921            9,334
                                                               ---------------  ---------------
                                                               $      392,714   $      393,692
                                                               ---------------  ---------------
                  LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities                       $       13,427   $       16,041
Taxes payable                                                           2,532            1,311
Future tax liability                                                      195              216
Current portion of obligations under capital leases                     1,156            1,070
Current portion of project term loan - Note 7                          33,153           34,538
                                                               ---------------  ---------------
                                                                       50,463           53,176

Mine closure obligation                                                 7,373            7,300
Obligations under capital leases                                          974            1,015
Project term loan - Note 7                                                 --            7,272
Kaiser-Francis credit facility - Note 7                                15,063           14,866
Future tax liability                                                   10,278           10,108
                                                               ---------------  ---------------
                                                                       84,151           93,737
SHAREHOLDERS' EQUITY
Capital stock - Note 9                                                315,976          313,489
Deficit                                                                (7,413)         (13,534)
                                                               ---------------  ---------------
Total shareholders' equity                                            308,563          299,955
                                                               ---------------  ---------------
                                                               $      392,714   $      393,692
                                                               ---------------  ---------------


                                         Page 1 of 8              North American Palladium Ltd.

                                       NORTH AMERICAN PALLADIUM LTD.
                              CONSOLIDATED STATEMENTS OF EARNINGS AND DEFICIT
               (Canadian funds in thousands of dollars, except share and per share amounts)
                                                (Unaudited)

                                                                             THREE MONTHS ENDED
                                                                                   MARCH 31
                                                                          2004                 2003
                                                                     ---------------      ---------------

REVENUE FROM METAL SALES - Notes 6(d) and 11                         $      53,156        $       45,120
Deduct: smelter treatment, refining and freight costs                       (5,331)               (3,499)
                                                                     ---------------      ---------------
Net revenue from mining operations                                          47,825                41,621
                                                                     ---------------      ---------------

OPERATING EXPENSES
Production costs including overhead                                         24,998                28,219
Amortization                                                                 9,846                 4,881
Administrative expenses                                                      1,217                   918
Provision for mine closure costs                                               243                   132
                                                                     ---------------      ---------------
Total operating expenses                                                    36,304                34,150
                                                                     ---------------      ---------------

INCOME FROM MINING OPERATIONS                                               11,521                 7,471
                                                                     ---------------      ---------------

OTHER INCOME (EXPENSES)
Interest on long-term debt                                                    (487)               (1,068)
Exploration expense                                                           (429)                 (323)
Foreign exchange gain (loss)                                                  (782)                8,651
Derivative income - Note 2(c) and 6(d)                                         470                    --
Interest income                                                                 47                    74
Loss on disposal of capital assets                                            (132)                   --
Interest                                                                       (10)                   --
                                                                     ---------------      ---------------
Total other income (expenses)                                               (1,323)                7,334
                                                                     ---------------      ---------------

INCOME BEFORE INCOME TAXES                                                  10,198                14,805
Provision for income taxes - Note 8                                          4,077                 6,415
                                                                     ---------------      ---------------

NET INCOME FOR THE PERIOD                                                    6,121                 8,390

Deficit, beginning of period                                               (13,534)              (51,537)
                                                                     ---------------      ---------------
DEFICIT, END OF PERIOD                                               $      (7,413)       $      (43,147)
                                                                     ---------------      ---------------

NET INCOME PER SHARE                                                 $        0.12        $         0.17
                                                                     ---------------      ---------------
DILUTED NET INCOME PER SHARE                                         $        0.12        $         0.17
                                                                     ---------------      ---------------

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING - BASIC                   50,974,943            50,678,688
                                                                     ---------------      ---------------
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING - DILUTED                 51,126,044            50,678,720
                                                                     ---------------      ---------------

                                                Page 2 of 8                 North American Palladium Ltd.


                                      NORTH AMERICAN PALLADIUM LTD.
                                  CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (Canadian funds in thousands of dollars)
                                               (Unaudited)

                                                                             THREE MONTHS ENDED
                                                                                  MARCH 31
                                                                          2004               2003
                                                                     --------------      --------------
CASH PROVIDED BY (USED IN)
OPERATIONS
Net income for the period                                             $      6,121     $         8,390
Operating items not involving cash
    Future income tax expense                                                2,797               5,911
    Amortization                                                             9,846               4,881
    Foreign exchange loss (gain)                                               766              (7,953)
    Loss on disposal of capital assets                                         132                  --
    Provision for mine closure costs                                           243                 132
    Stock-based compensation                                                    46                  --
    Derivative income - Note 2(c) and 6(d)                                    (470)                 --
                                                                     --------------      --------------
                                                                            19,481              11,361
Changes in non-cash working capital - Note 10                               (7,203)             (1,002)
                                                                     --------------      --------------
                                                                            12,278              10,359
                                                                     --------------      --------------
FINANCING ACTIVITIES
Repayment of project term loan                                              (9,226)            (12,765)
Issuance of common shares                                                    2,303                 243
Mine closure deposit                                                          (300)               (300)
Obligations under capital leases                                              (203)               (251)
                                                                     --------------      --------------
                                                                            (7,426)            (13,073)
                                                                     --------------      --------------
INVESTING ACTIVITIES
Short-term investments                                                          (7)                (28)
Additions to plant, equipment and pre-stripping                             (3,560)             (2,323)
Mining claims, exploration and development costs                              (160)               (589)
                                                                     --------------      --------------
                                                                            (3,727)             (2,940)
                                                                     --------------      --------------

Increase (decrease) in cash and cash equivalents                             1,125              (5,654)
Cash and cash equivalents, beginning of period                              11,950              11,536
                                                                     --------------      --------------
Cash and cash equivalents, end of period                              $     13,075        $      5,882
                                                                     --------------      --------------


                                                Page 3 of 8               North American Palladium Ltd.


                          NORTH AMERICAN PALLADIUM LTD.
          NOTES TO THE MARCH 31, 2004 CONSOLIDATED FINANCIAL STATEMENTS
    (in thousands of Canadian dollars except per share and per ounce amounts)
                                   (Unaudited)

1.   BASIS OF PRESENTATION

     These unaudited interim consolidated financial statements have been prepared using disclosure standards appropriate for interim financial statements and do not contain all the explanatory notes, descriptions of accounting policies or other disclosures required by Canadian generally accepted accounting principles for annual financial statements. Such notes, descriptions of accounting policies and other disclosures have been included in the Company's audited annual consolidated financial statements included in the Company's annual report to shareholders for the year ended December 31, 2003. Accordingly, these consolidated financial statements should be read in conjunction with the audited annual consolidated financial statements for 2003.

2.   CHANGES IN ACCOUNTING POLICIES

     (A) STOCK-BASED COMPENSATION

     As discussed in the audited annual consolidated financial statements, effective January 1, 2003, the Company changed its method of accounting for stock options from the intrinsic value method to one that recognizes as an expense the cost of stock-based compensation based on the estimated fair value of new stock options granted to employees and directors. The fair value of each stock option granted is estimated on the date of the grant using the Black-Scholes option pricing model. An expense of $46 was recorded in the three months ended March 31, 2004 (three months ended March 31, 2003 - nil).

     (B) ASSET RETIREMENT OBLIGATIONS

     Also, as disclosed in the audited annual consolidated financial statements, effective January 1, 2003, the Company adopted a new accounting standard of the Canadian Institute of Chartered Accountants ("CICA") for asset retirement obligations which harmonizes the accounting with Generally Accepted Accounting Principles in the U.S. This standard significantly changed the method of accounting for future site restoration costs. Under this new standard, asset retirement obligations are recognized when incurred and recorded as liabilities at fair value. The amount of the liability is subject to re-measurement at each reporting period. The liability is accreted over time through periodic charges to earnings. In addition, the asset retirement cost is capitalized as part of the asset's carrying value and depreciated over the estimated life of the mine. This change in accounting policy was applied retroactively and, accordingly, the consolidated financial statements of prior periods were restated. An expense of $243 was recorded in the three months ended March 31, 2004 for accretion of the mine closure obligation and amortization of mining interests. This change in accounting policy did not have a material impact on the three months ended March 31, 2003.

     (C) HEDGING RELATIONSHIPS

     In 2003, the CICA finalized amendments to Accounting Guideline AcG-13, "Hedging Relationships" that clarified certain of the requirements in AcG-13 and provided additional

                                  Page 4 of 8      North American Palladium Ltd.

     documentation and application guidance. AcG-13 is applicable for the Company's 2004 fiscal year. As a result of AcG-13, the Company has marked to market its forward foreign exchange contracts beginning January 1, 2004. The impact of this change is an increase to derivative income of $470 in the three month period ended March 31, 2004.

3.   CONCENTRATE AWAITING SETTLEMENT

     The gross value of concentrate awaiting settlement represents the value of all platinum group metals and base metals from production shipped to the smelters for up to a seven month period prior to the balance sheet date. At March 31, 2004, concentrate awaiting settlement included 152,458 ounces of palladium (December 31, 2003 - 147,570). Concentrate awaiting settlement was entirely from two domestic customers at March 31, 2004 and December 31, 2003. Revaluations of the net realizable value of concentrate awaiting settlement are included in revenue at each reporting period and are adjusted for the effects of hedging instruments, sales contracts and foreign exchange.

4.   CRUSHED AND BROKEN ORE STOCKPILES

     Crushed and broken ore stockpiles are valued at the lower of average production cost and net realizable value. The amount of stockpiled ore that is not expected to be processed within one year is shown as a long-term asset.

5.   MINE CLOSURE PLAN

     As part of the expansion project, the Company has established a revised mine closure plan with the Ontario Ministry of Northern Development and Mines (the "Ministry"), which requires a total amount of $7,800 to be accumulated in a Trust Fund controlled by the Ministry. At March 31, 2004, the Company had $5,033 on deposit with the Ministry and has agreed to make monthly deposits of $100.

6.   COMMITMENTS

     The Company enters into Forward Commodity sales contracts from time to time to hedge the effect of changes in the prices of metals it produces on the Company's revenues. Gains and losses realized on derivative financial instruments used to mitigate metal price risk are recognized in revenue from metal sales when the hedge transaction occurs.

     (A) PLATINUM FORWARD CONTRACTS

     At March 31, 2004, the Company had forward sales contracts for 14,000 ounces of platinum at an average price of US$763 per ounce maturing at various dates through December 2004. As at March 31, 2004, the fair value of these forward sales contracts was below their carrying value by $206.

     (B) NICKEL SWAP CONTRACTS

     At March 31, 2004, the Company had swap contracts for 1,785,000 lbs. of nickel at an average fixed price of US$5.67 per lb. maturing at various dates through December 2004. As at March 31, 2004, the fair value of these swap contracts was below their carrying value by $636.

                                  Page 5 of 8      North American Palladium Ltd.

     (C) COPPER SWAP CONTRACTS

     At March 31, 2004, the Company had swap contracts for 3,967,000 lbs. of copper at an average fixed price of US$1.16 per lb. maturing at various dates through December 2004. As at March 31, 2004, the fair value of these swap contracts was below their carrying value by $470.

     (D) FORWARD FOREIGN EXCHANGE CONTRACTS

     At March 31, 2004, the Company had forward foreign exchange contracts outstanding for US$45,000,000 at an average exchange rate of $1.35 maturing at various dates through December 31, 2004. At March 31, 2004, the fair value of these contracts was $1,671, of which $1,200 is included in revenue from metal sales as a mark to market adjustment for concentrate awaiting settlement, and $471 is recorded as derivative income in the three months ended March 31, 2004.

7.   LONG-TERM DEBT

     The Company's long-term debt, comprising its project term loan and Kaiser-Francis credit facility, is denominated in US dollars. At March 31, 2004, the outstanding long-term debt, including current and long-term portions was $48,216 (US$36,813) compared to $56,676 (US$43,844) at
     December 31, 2003. During the first quarter 2004, the Company's long-term debt was reduced by $8,460 as a result of repayments of $9,226 and a foreign exchange loss of $766 due to a strengthening Canadian dollar.

8.   INCOME TAXES

     The variance between the income taxes as computed at the combined statutory rate and the effective rate for the Company is reconciled as follows:

                                                           THREE MONTHS ENDED
                                                             MARCH 31, 2004
Income tax provision using statutory income tax rates             3,927
Increase (decrease) in taxes resulting from:
  Resource allowance                                               (950)
  Non-taxable portion of capital gains                             (128)
  Federal large corporations taxes                                  216
  Ontario mining taxes                                              986
  Other                                                              26
                                                         ----------------------
Income tax expense                                                4,077
                                                         ----------------------

9.   CAPITAL STOCK

     As at March 31, 2004, the Company had 51,113,097 common shares issued and outstanding (December 31, 2003 - 50,895,338). At March 31, 2004, the Company had 843,851 options outstanding at a weighted average exercise price of $8.90, expiring at various dates from March 3, 2005 to September 2, 2011.

                                  Page 6 of 8      North American Palladium Ltd.

10.  CHANGES IN NON-CASH WORKING CAPITAL

                                                                      Three Months Ended
                                                                           March 31
                                                                     2004               2003
                                                               ----------------   -----------------
     Decrease (increase) in:
       Concentrate awaiting settlement                         $        (5,990)    $         (771)
       Inventories and stockpiles                                          (83)             1,849
       Accounts receivable and other assets                                284                112
                                                               ----------------   -----------------
                                                                        (5,789)             1,190
                                                               ----------------   -----------------
     Increase (decrease) in:
       Accounts payable and accrued liabilities                         (2,614)            (2,573)
       Taxes payable                                                     1,200                381
                                                               ----------------   -----------------
                                                                        (1,414)            (2,192)
                                                               ----------------   -----------------

     Changes in non-cash working capital                       $        (7,203)    $       (1,002)
                                                               ----------------   -----------------

11.  REVENUE FROM METAL SALES

                                                                        THREE MONTHS ENDED
                                                                              MARCH 31
                                                                        2004               2003
                                                               ----------------   -----------------
     Palladium (a)                                              $        31,723    $        24,208
     Palladium forward contracts (b)                                         --             10,634
     Adjustments for mark to market                                       2,312               (798)
     Nickel                                                               6,229              3,848
     Platinum                                                             5,534              4,144
     Gold                                                                 3,306              1,615
     Copper                                                               2,912              1,281
     Other metals                                                         1,140                188
                                                               ----------------   -----------------
                                                                $        53,156    $        45,120
                                                               ----------------   -----------------

     (a) The Company entered into a Palladium Sales Contract with a major automobile manufacturer, which provides for a floor price of US$325 per ounce on 100% of palladium production and a cap of US$550 per ounce on 50% of palladium production delivered by June 30, 2005. Palladium revenue includes the impact of the Palladium Sales Contract.

     (b) The Company entered into palladium forward contracts in 2001 for 100,800 ounces of palladium at an average price of US$922 per ounce, the revenue from which was fully realized by June 30, 2003. The effect of palladium forward contracts represents the difference between the fixed price realized under the palladium forward contracts and the palladium price at the time of revenue recognition.

                                  Page 7 of 8      North American Palladium Ltd.

Forward-Looking Statements - Certain statements included in this 2004 first quarter interim report, financial statements for the period ended March 31, 2004 and management's discussion and analysis are forward-looking statements which are made pursuant to the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. They include estimates and statements that describe the Company's future plans, objectives and goals, including words to the effect that the Company or management expects a stated condition or result to occur. When used herein, words such as "estimate", "expect", "intend", and other similar expressions are intended to identify forward-looking statements. In particular statements relating to estimated cash flows, capital costs, ore production, mine life, financing and construction are forward-looking statements. Such forward-looking statements involve inherent risks and uncertainties and are subject to factors, many of which are beyond our control, that may cause actual results or performance to differ materially from those currently anticipated in such statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include among others metal price volatility, economic and political events affecting metal supply and demand, fluctuations in ore grade, ore tonne milled, geological, technical, mining or processing problems, future profitability and production, and availability of financing on acceptable terms. For a more comprehensive review of risk factors, please refer to the Company's most recent Annual Report under "Management's Discussion and Analysis of Financial Results" and Annual Information Form under "Risk Factors" on file with the U.S. Securities and Exchange Commission and Canada provincial securities regulatory authorities. The Company disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, events or otherwise. Readers are cautioned not to put undue reliance on these forward-looking statements.







                                  Page 8 of 8      North American Palladium Ltd.